EXHIBIT 99.1

PRESS RELEASE

NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	October 21, 2005

CONTACT:	David B. Ramaker President & Chief Executive Officer Chemical Financial Corporation 989/839-5269

Lori A. Gwizdala Executive Vice President & Chief Financial Officer Chemical Financial Corporation 989/839-5358

CHEMICAL FINANCIAL CORPORATION
ANNOUNCES
THIRD QUARTER 2005 OPERATING RESULTS

          Midland, Michigan - Chemical Financial Corporation's Board of Directors today announced 2005 third quarter net income of $13.61 million, or $0.54 per diluted share, down $0.69 million, or $0.03 per diluted share, as compared with net income of $14.30 million, or $0.57 per diluted share, in the third quarter of 2004.

          Net income was $40.32 million or $1.60 per share in the first nine months of 2005, compared to net income of $42.28 million, or $1.68 per share in the first nine months of 2004. This represented a decrease of 4.6% in net income and 4.8% in earnings per share for the first nine months of 2005, compared to the prior year. The returns on average assets and average equity during the first nine months of 2005 were 1.42% and 11.0%, respectively, as compared to 1.46% and 12.0%, respectively, for the first nine months of 2004.

          Third Quarter Operating Results

          Net income and earnings per share in the third quarter of 2005 decreased 4.8% and 5.3%, respectively, from the third quarter of 2004. The decreases in net income and earnings per share were attributable to lower net interest income, an increase in the provision for loan losses and increased operating expenses. These items were partially offset by a modest increase in noninterest income and a lower effective federal income tax rate.

          Net interest income of $35.1 million in the third quarter of 2005 was $2.0 million, or 5.4%, lower than in the third quarter of 2004. The decrease in net interest income was primarily attributable to a slight decrease in average interest-earning assets and the impact of the continued flattening of the interest yield curve. These factors were partially offset by a positive change in the mix of interest-earnings assets, with average loans up $81 million, or 3.1%, in the third quarter of 2005, as compared to the third quarter of 2004.

          Average interest-earning assets were $3.56 billion in the third quarter of 2005, down $30 million, or 0.8% from the third quarter of 2004. The decrease in average interest-earning assets between the third quarter of 2005 and the third quarter of 2004 was primarily attributable to a decrease in investment securities that resulted primarily from a decline in customer deposits.

          The net interest margin was 3.96% in the third quarter of 2005, compared to 4.16% in the third quarter of 2004. The decrease in net interest margin was primarily attributable to the increase in the average yield on interest-earning assets not keeping pace with the increase in the average cost of interest-bearing liabilities. The average yield on interest-earning assets increased 38 basis points in the third quarter of 2005, as compared to the third quarter of 2004, to 5.66%, while the average cost of interest-bearing liabilities increased 76 basis points, between the same periods, to 2.22%. The increase in the average yield on interest-earning assets was primarily driven by the increase in the interest yield on variable rate commercial loans and home equity lines of credit tied to prime. The increase in the average cost of interest-bearing liabilities continued to result from rising deposit interest rates, which have been driven by the overall rise in short-term market interest rates and increased competition for deposits.

          The provision for loan losses ("provision") in the third quarter of 2005 was $1.5 million, an increase of $0.8 million over the $0.7 million provision recorded in the third quarter of 2004. The provision was also $0.7 million in both the first and second quarters of 2005. The increase in the provision in the third quarter of 2005 over the third quarter of 2004 was primarily driven by an increase in the Corporation's nonperforming commercial and commercial real estate loans and other watch credits, and also the overall increase in total loans during the third quarter of 2005. Based on these increases, the Corporation's allowance for loan losses evaluation methodology identified the need to increase the provision for loan losses over the level recorded in the first two quarters of 2005. The allowance for loan losses calculation includes reserve percentages for adversely-graded commercial loans that are adjusted over time using actual loan loss experience. The Corporation experienced a $4.2 million increase in nonperforming loans during the third quarter of 2005. Based on the Corporation's internal evaluation process as of September 30, 2005, the Corporation does not expect a significant increase in net loan losses to result from the increase in nonperforming loans and other watch loan credits that occurred during the three months ended September 30, 2005. Net loan charge-offs were $0.72 million in the third quarter of 2005, compared to $0.73 million and $1.08 million in the first and second quarters of 2005, respectively, and $0.62 million in the third quarter of 2004. Net loan losses as a percentage of average total loans were 0.13% on an annualized basis during the nine months ended September 30, 2005; slightly higher than the percentage for the twelve months ended December 31, 2004 of 0.11%.

          Total noninterest income was $10.25 million in the third quarter of 2005, up $0.63 million or 6.5% from the third quarter of 2004. The Corporation experienced increases in a number of noninterest income categories, including trust and investment management services revenue, service charges on deposit accounts, ATM service fees, debit card revenue, and letter of credit fees, although these increases were partially offset by a decrease in mortgage banking revenue. Mortgage banking revenue of $0.32 million in the third quarter of 2005 was down $0.64 million, or 67%, from the third quarter of 2004. Mortgage banking revenue in the third quarter of 2004 was positively impacted by a $0.4 million reversal of previously recorded impairment on mortgage servicing rights. The Corporation was servicing $557 million of residential mortgage loans that were sold in the secondary market as of September 30, 2005, compared to $591 million as of September 30, 2004.

          Operating expenses were $24.84 million in the third quarter of 2005, up $0.34 million, or 1.4%, from the third quarter of 2004. In comparison, operating expenses were $24.98 million and

$24.76 million in the first and second quarters of 2005, respectively. The increase in operating expenses between the third quarter of 2005 and 2004 was primarily attributable to increases in external audit fees, consulting fees, use taxes on computer software license agreements, and an increase in personnel costs. The increases in operating expenses were partially offset by a decrease in incentive compensation expense of $0.46 million between the third quarters of 2005 and 2004. Incentive compensation expense was $0.03 million during the third quarter of 2005, compared to $0.69 million in each of the first two quarters of 2005, and $0.49 million during the third quarter of 2004.

          The Corporation's federal income tax provision in the third quarter of 2005 was reduced $0.94 million as a result of federal income tax statutes expiring on September 30, 2005. The $0.94 million reduction in the federal income tax provision reduced the Corporation's effective federal income tax rate to 28.6% in the third quarter of 2005. In comparison, the effective federal income tax rate was 33.7% in the third quarter of 2004, and 33.9% and 33.8% in the first and second quarters of 2005, respectively.

          The returns on average assets and average equity during the third quarter of 2005 were 1.42% and 10.9%, respectively, as compared to 1.48% and 12.0%, respectively, for the third quarter of 2004.

          Balance Sheet and Capital Position

          Total assets of the Corporation at September 30, 2005 were $3.842 billion, up $78 million or 2.1% from the $3.764 billion in total assets reported at December 31, 2004. Total deposits at September 30, 2005 were $2.908 billion, up $45 million, or 1.6% from total deposits of $2.863 billion at December 31, 2004.

          Total loans were $2.700 billion at September 30, 2005, up $114.8 million, or 4.4% from total loans of $2.586 billion at December 31, 2004. The Corporation experienced modest increases in all loan categories during the nine months ended September 30, 2005. The Corporation achieved a $20.2 million, or 3.8% increase in consumer loans during the nine months ended September 30, 2005. The Corporation's success in increasing the consumer loan portfolio resulted largely from the combination of a special consumer loan program that offered lower interest rates on newer automobile and recreation vehicle loans and promotional pricing offered nationwide by some automobile manufacturers.

          As of September 30, 2005, the allowance for loan losses was $34.6 million or 1.28% of total loans, while nonperforming loans were $20.3 million or 0.75% of total loans. In comparison, nonperforming loans as a percentage of total loans were 0.45% as of September 30, 2004 and 0.39% as of December 31, 2004. Nonperforming loans at September 30, 2005 increased $4.2 million or 26% from June 30, 2005 and were up $10.2 million or 102% from December 31, 2004. Nonperforming loans as of September 30, 2005 included two commercial real estate loan relationships with balances totaling approximately $5.0 million. The Corporation expects these two loans to no longer be in the nonperforming loan category at December 31, 2005, and therefore does not expect to record an additional provision for loan losses related to these two loans. In addition, nonperforming loans as of September 30, 2005 included $5.4 million of residential real estate loans that were either in nonaccrual status or past due greater than 90 days. These type of nonperforming loans have increased $1.3 million, or 31%, since December 31, 2004. Residential real estate loans by their nature are generally well secured, and based on the Corporation's previous loss experience on these loans, loan losses from these loans are expected to be immaterial.

          Shareholders' equity at September 30, 2005 was $498 million or $19.82 per share and represented 13.0% of total assets. The Corporation's total risk-based capital and tangible equity to assets ratios were 17.5% and 11.3%, respectively, as of September 30, 2005.

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's three subsidiary banks operate banking offices spread over 32 counties in the lower peninsula of Michigan.

          Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation and Subsidiaries

(In thousands)	September 30, 2005	December 31, 2004	September 30, 2004
Assets:
Cash and demand deposits due from banks	$111,115	$106,565	$104,173
Federal funds sold	76,300	34,500	108,100
Interest-bearing deposits with unaffiliated banks	36,337	5,869	15,219

Investment securities - available for sale	654,445	716,757	743,343
Investment securities - held to maturity	132,898	176,517	156,692
Total Investment Securities	787,343	893,274	900,035

Commercial loans	504,189	468,970	475,977
Real estate construction loans	146,973	120,900	141,547
Real estate commercial loans	708,152	697,779	669,880
Real estate residential loans	783,834	760,834	771,201
Consumer loans	557,256	537,102	547,893
Total Loans	2,700,404	2,585,585	2,606,498
Less: Allowance for loan losses	34,603	34,166	33,629
Net Loans	2,665,801	2,551,419	2,572,869

Premises and equipment	45,123	47,577	47,646
Intangible assets	72,194	74,421	75,306
Other assets	47,948	50,500	49,602
Total Assets	$3,842,161	$3,764,125	$3,872,950

Liabilities:
Noninterest-bearing deposits	$521,969	$555,287	$546,387
Interest-bearing deposits	2,386,605	2,308,186	2,428,916
Total Deposits	2,908,574	2,863,473	2,975,303
Other borrowings - short term	137,613	101,834	100,439
Interest payable and other liabilities	29,118	28,986	33,189
FHLB borrowings	268,959	284,996	285,191
Total Liabilities	3,344,264	3,279,289	3,394,122

Shareholders' Equity:
Common stock, $1 par value	25,127	25,169	23,948
Surplus	377,469	378,694	333,569
Retained earnings	100,598	80,266	118,000
Accumulated other comprehensive income/(loss)	(5,297)	707	3,311
Total Shareholders' Equity	497,897	484,836	478,828
Total Liabilities and Shareholders' Equity	$3,842,161	$3,764,125	$3,872,950

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation and Subsidiaries

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2005	2004	2005	2004
Interest Income:
Interest and fees on loans	$42,023	$38,347	$121,055	$113,306
Interest on investment securities:
Taxable	6,950	8,066	22,459	25,218
Nontaxable	539	511	1,551	1,602
Total Interest on Investment Securities	7,489	8,577	24,010	26,820
Interest on federal funds sold	682	265	1,586	668
Interest on deposits with unaffiliated banks	226	129	741	292
Total Interest Income	50,420	47,318	147,392	141,086

Interest Expense:
Interest on deposits	11,851	7,437	31,522	22,651
Interest on other borrowings - short term	733	158	1,526	357
Interest on FHLB borrowings	2,690	2,570	7,553	7,694
Total Interest Expense	15,274	10,165	40,601	30,702
Net Interest Income	35,146	37,153	106,791	110,384
Provision for loan losses	1,500	701	2,960	2,108
Net Interest Income after
Provision for Loan Losses	33,646	36,452	103,831	108,276

Noninterest Income:
Service charges on deposit accounts	5,406	4,970	15,136	14,281
Trust & investment management services revenue	1,891	1,761	5,963	5,541
Other charges and fees for customer services	2,388	1,706	5,984	5,060
Mortgage banking revenue	322	960	1,292	2,820
Investment securities gains	3	9	1,174	1,259
Other	239	217	633	629
Total Noninterest Income	10,249	9,623	30,182	29,590

Operating Expenses:
Salaries and employee benefits	14,404	14,385	43,642	43,879
Occupancy and equipment	4,480	4,613	13,753	13,897
Other	5,955	5,501	17,190	16,803
Total Operating Expenses	24,839	24,499	74,585	74,579
Income Before Income Taxes	19,056	21,576	59,428	63,287
Federal income taxes	5,451	7,280	19,104	21,006
Net Income	$13,605	$14,296	$40,324	$42,281

Net income per share:
Basic	$0.54	$0.58	$1.60	$1.69
Diluted	0.54	0.57	1.60	1.68

Cash dividends per share	$0.265	$0.252	$0.795	$0.756

Average shares outstanding:
Basic	25,134	25,144	25,156	25,120
Diluted	25,190	25,222	25,213	25,206

Chemical Financial Corporation Announces Third Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation and Subsidiaries

	Quarter Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2005	2004	2005	2004
Average Balances
Total assets	$3,800,550	$3,843,070	$3,794,386	$3,865,987
Total interest-earning assets	3,561,959	3,591,860	3,558,148	3,615,976
Total loans	2,677,776	2,596,355	2,619,616	2,557,822
Total deposits	2,876,608	2,954,315	2,899,205	2,990,828
Total shareholders' equity	496,405	473,617	491,624	468,768

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Key Ratios (annualized where applicable)
Net interest margin	3.96%	4.16%	4.06%	4.12%
Efficiency ratio	54.2%	52.0%	54.3%	53.1%
Return on average assets	1.42%	1.48%	1.42%	1.46%
Return on average shareholders' equity	10.9%	12.0%	11.0%	12.0%
Average shareholders' equity as a
percent of average assets	13.1%	12.3%	13.0%	12.1%
Tangible shareholders' equity as a
percent of total assets			11.3%	10.6%
Total risk-based capital ratio			17.5%	17.1%

	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
Credit Quality Statistics
Nonaccrual loans	$9,913	$8,639	$7,823	$8,397	$5,787
Loans 90 or more days past due
and still accruing	10,364	7,426	2,914	1,653	5,914
Total nonperforming loans	20,277	16,065	10,737	10,050	11,701
Repossessed assets acquired (RAA)	6,511	5,848	6,544	6,799	6,924
Total nonperforming assets	26,788	21,913	17,281	16,849	18,625
Net loan charge offs - year-to-date	2,523	1,804	725	2,832	1,658

Allowance for loan losses as a
percent of total loans	1.28%	1.27%	1.33%	1.32%	1.29%
Allowance for loan losses as a
percent of nonperforming loans	171%	211%	318%	340%	288%
Nonperforming loans as a
percent of total loans	0.75%	0.61%	0.42%	0.39%	0.45%
Nonperforming assets as a
percent of total loans plus RAA	0.99%	0.82%	0.67%	0.65%	0.71%
Net loan charge-offs as a percent of
average loans - year-to-date (annualized)	0.13%	0.14%	0.11%	0.11%	0.09%

	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
Additional Data
Goodwill	$63,293	$63,293	$63,293	$63,293	$63,293
Core deposits and other intangibles	6,306	6,797	7,324	7,931	8,572
Mortgage servicing rights (MSR)	2,595	2,941	3,111	3,197	3,441
Amortization of intangibles - quarter-to-date	903	793	800	948	931

Chemical Financial Corporation Announces Third Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation and Subsidiaries

(In thousands, except per share data)	3rd Qtr. 2005	2nd Qtr. 2005	1st Qtr. 2005	4th Qtr. 2004	3rd Qtr. 2004
Summary of Operations
Interest income	$50,420	$49,012	$47,960	$48,164	$47,318
Interest expense	15,274	13,314	12,013	10,914	10,165
Net interest income	35,146	35,698	35,947	37,250	37,153
Provision for loan losses	1,500	730	730	1,711	701
Net interest income after provision
for loan losses	33,646	34,968	35,217	35,539	36,452
Noninterest income	10,249	9,753	10,180	9,739	9,623
Noninterest expense	24,839	24,763	24,983	23,890	24,499
Income taxes	5,451	6,743	6,910	6,987	7,280
Net income	13,605	13,215	13,504	14,401	14,296

Per Common Share Data
Net income:
Basic	$0.54	$0.53	$0.54	$0.57	$0.58
Diluted	0.54	0.53	0.53	0.57	0.57
Cash dividends	0.265	0.265	0.265	0.252	0.252
Book value	19.82	19.68	19.32	19.26	19.04